Addendum dated March 25, 2025 to the Pricing Supplements set forth in Schedule A hereto	Registration Statement No. 333-285508 Filed Pursuant to Rule 424(b)(3)

Exchange Traded Notes issued by Bank of Montreal

This addendum relates to each series of outstanding exchange traded notes issued by Bank of Montreal listed in Schedule A below (each an “ETN” and collectively the “ETNs”).

Bank of Montreal has filed a prospectus on March 25, 2025 (the “new prospectus”) with the Securities and Exchange Commission (the “SEC”), which replaced the previous prospectus of Bank of Montreal filed on May 26, 2022 (the “old prospectus”). When you read the applicable pricing supplement for any ETN and the prospectus supplement and any product supplement referred to in such pricing supplement, all references to the old prospectus, or to any sections therein, should refer instead to the new prospectus, or to the corresponding sections of the new prospectus.

You may access the new prospectus on the SEC website:

https://www.sec.gov/Archives/edgar/data/927971/000119312525061607/d720346df3a.htm

You should read the applicable pricing supplement and the prospectus supplement and any product supplement referred to in such pricing supplement that describe the specific terms of the relevant ETN together with the new prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the ETNs or passed upon the accuracy or the adequacy of this addendum or any related pricing supplements, product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

Investing in the ETNs involves significant risks. See “Risk Factors” in the applicable pricing supplement, any applicable product supplement, the applicable prospectus supplement and on page 9 of the new prospectus.

The ETNs will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

We may use this addendum and the accompanying new prospectus in market-making transactions in the ETNs after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this addendum is being used in a market-making transaction.

BMO CAPITAL MARKETS

SCHEDULE A

This addendum relates to each ETN issued by Bank of Montreal set forth in the table below.

Title of ETN	Bloomberg Ticker Symbol	CUSIP	ISIN
MAX™ Airlines -3X Inverse Leveraged ETNs	JETD	063679484	US0636794846
MAX™ Airlines 3X Leveraged ETNs	JETU	063679492	US0636794929
MAX™ Auto Industry -3X Inverse Leveraged ETNs	CARD	063679468	US0636794689
MAX™ Auto Industry 3X Leveraged ETNs	CARU	063679476	US0636794762
MicroSectors FANG & Innovation -3X Inverse Leveraged ETNs	BERZ	063679450	US0636794507
MicroSectors FANG & Innovation 3X Leveraged ETNs	BULZ	063679559	US0636795595
MicroSectors™ FANG+™ Index 3X Leveraged ETNs	FNGA	063679534	US0636795348
MicroSectors™ FANG+™ 3X Leveraged ETNs	FNGB	063679385	US0636793855
MicroSectors™ FANG+™ Index -3X Inverse Leveraged ETNs	FNGD	06367V402	US06367V4023
MicroSectors™ FANG+™ Index 2X Leveraged ETNs	FNGO	063679856	US0636798565
MicroSectors™ FANG+™ ETNs	FNGS	06368B504	US06368B5049
MicroSectors™ Gold -3X Inverse Leveraged ETNs	DULL	063679518	US0636795181
MicroSectors™ Gold 3X Leveraged ETNs	SHNY	063679526	US0636795264
MicroSectors™ Gold Miners -3X Inverse Leveraged ETNs	GDXD	06367V600	US06367V6002
MicroSectors™ Gold Miners 3X Leveraged ETNs	GDXU	063679542	US0636795421
MicroSectors™ Oil & Gas Exploration & Production -3x Inverse Leveraged ETN	OILD	06368L205	US06368L2051
MicroSectors™ Oil & Gas Exploration & Production 3X Leveraged ETNs	OILU	063679583	US0636795835
MAX™ S&P 500 4X Leveraged ETNs	SPYU	063679567	US0636795678
MicroSectors™ Travel -3X Inverse Leveraged ETNs	FLYD	06368J309	US06368J3095
MicroSectors™ Travel 3X Leveraged ETNs	FLYU	06368J200	US06368J2006
MicroSectors™ U.S. Big Banks -3X Inverse Leveraged ETNs	BNKD	063679377	US0636793772
MicroSectors™ U.S. Big Banks 3X Leveraged ETNs	BNKU	063679435	US0636794358
MicroSectors™ U.S. Big Oil -3X Inverse Leveraged ETNs	NRGD	063679393	US0636793939
MicroSectors™ U.S. Big Oil 3X Leveraged ETNs	NRGU	063679427	US0636794275
MicroSectors™ Energy -3X Inverse Leveraged ETNs	WTID	06368L403	US06368L4032
MicroSectors™ Energy 3X Leveraged ETNs	WTIU	06368L304	US06368L3042